UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2006
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission File Number)	33-0112644 (I.R.S. Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts (Address of principal executive offices)	02142 (Zip Code)
Registrant’s telephone number, including area code: (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Signatures

Item 1.01 Entry into a Material Definitive Agreement
Compensatory Arrangement
          The registrant today announced that Cecil B. Pickett, Ph.D. has been named President, Research and Development. Dr. Pickett is expected to commence employment with the registrant in early September.
          Dr. Pickett’s offer letter provides that he will receive, among other things, an annual base salary of $775,000 and, pursuant to an annual cash incentive compensation plan, an annual target bonus opportunity equal to 75% of his annual base salary. Dr. Pickett also will receive a one-time sign-on bonus of $500,000 structured as a nonqualified deferred compensation benefit. In the event Dr. Pickett’s employment is terminated by the registrant other than “for cause” (as defined in the offer letter) or by Dr. Pickett for “good cause” (as defined in the offer letter) prior to his reaching the age of 65 years, he will receive severance benefits that include an amount equal to up to 21 months of his annual base salary and annual target bonus. In addition, all of his outstanding equity awards will become immediately vested and exercisable, and will remain so until the earlier of the expiration of the award(s) term and one year from the date of termination. If payments made to Dr. Pickett pursuant the offer letter are subject to excise tax under Internal Revenue code Section 4999, the offer letter provides that the registrant will pay Dr. Pickett an additional amount such that the amount retained by him will be equal to net amount of payments which would have been received by him absent application of the excise tax.
          Dr. Pickett’s offer letter provides that he will receive (i) a grant of 44,400 restricted stock units that will vest and be settled in shares of the registrant’s common stock at a rate of one-third per year for three years beginning on the first anniversary of the grant date, and (ii) a grant of 120,000 restricted stock units that will vest and be settled in shares of the registrant’s common stock at a rate of one-fourth per year for four years beginning on the first anniversary of the grant date. The grant dates will be the first trading day of the month following Dr. Pickett’s commencement of employment with the registrant. Dr. Pickett also will receive a grant of 120,000 performance-based restricted stock units. The performance criteria and vesting dates (which will occur over a four-year service period beginning on the grant date) are under development and are subject to approval by the Compensation and Management Development Committee of the registrant’s Board of Directors. The grant date of the performance-based restricted stock units will be date of Committee approval.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Election of Director
          On July 12, 2006, the Board of Directors of the registrant elected Dr. Pickett to the Board of Directors as a class 2 director (term expires in 2008), effective on the first day of his employment with the registrant. He fills a vacant seat on the Board of Directors. Dr. Pickett is not expected to serve on any committee of the Board of Directors because of his position with the registrant. He will receive no compensation for his service on the Board of Directors, beyond that which he receives for his position with the registrant.

Signatures
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Daniel S. Char
Daniel S. Char
Associate General Counsel and Assistant Secretary

Date: July 14, 2006